UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 25, 2009

K-V Pharmaceutical Company
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-9601 (Commission File Number)	43-0618919 (IRS Employer Identification No.)

2503 South Hanley Road
St. Louis, MO	63144
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (314) 645-6600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.
Special Note—This Current Report on Form 8-K contains forward-looking statements that are based on the Company’s current expectations. Actual results may differ materially from those expressed or implied by those forward-looking statements because of a number of risks and uncertainties. See “Cautionary Note Regarding Forward-Looking Statements” below.
Explanatory Note
As discussed below, K-V Pharmaceutical Company (the “Company”) has not filed, and currently is not able to file, its Form 10-Q for the Company’s second fiscal quarter ended September 30, 2008 (the “September Form 10-Q”) and its Form 10-Q for the Company’s third fiscal quarter ended December 31, 2008 (the “December Form 10-Q”) with the U.S. Securities and Exchange Commission (the “SEC”). The purpose of this Current Report on Form 8-K is to disclose certain information regarding significant near-term events and conditions relevant to the Company and its business with respect to the following matters:
•	The current status of the Company’s SEC filings;

•	The current status of the previously disclosed government investigations and litigation; and

•	The Company’s current and anticipated liquidity position.
Status of SEC Filings
As previously disclosed, the Audit Committee (the “Audit Committee”) of the Board of Directors (the “Board”) of the Company, with the assistance of legal counsel, including FDA regulatory counsel, and other advisers, is conducting and has substantially completed an internal investigation with respect to a range of specific allegations involving, among other items, FDA regulatory and other compliance matters and management misconduct. The Company expects that a framework of remedial measures will be implemented under the direction of the Audit Committee and the Board as a result of the Audit Committee investigation. Certain of these remedial measures have already been implemented. The Company expects to provide additional disclosure regarding the status of the Audit Committee investigation and the remedial framework in subsequent filings with the SEC.
As a result of the investigation conducted by the Audit Committee, the Company has been unable to file its September Form 10-Q and its December Form 10-Q with the SEC. The Company is in the process of preparing the September Form 10-Q and the December Form 10-Q but is unable, at this time, to estimate when the September Form 10-Q or the December Form 10-Q will be filed.
In addition, as previously disclosed, as a result of the Audit Committee investigation, KPMG LLP, the Company’s independent registered public accounting firm, was unable to complete the SAS 100 review of the unaudited consolidated financial statements accompanying the Form 10-Q for the Company’s first fiscal quarter ended June 30, 2008, filed by the Company with the SEC on August 11, 2008. The Company will have the unaudited consolidated financial statements reviewed after completion of the Audit Committee investigation and will disclose any material change to the unaudited consolidated financial statements in subsequent filings with the SEC.
Status of Government Investigations and Litigation
As the Company previously disclosed, the U.S. Food and Drug Administration (the “FDA”) began an inspection of the Company in December 2008. On February 2, 2009, the FDA issued a Form 483 report setting forth inspectional observations concerning product quality and deficiencies in the Company’s compliance with current good manufacturing practice (“cGMP”) regulations. The Company continues to fully cooperate with the FDA and, as previously disclosed, has voluntarily taken a number of significant steps, including suspension of shipment and manufacturing of all of its products (other than products it distributes but does not manufacture) and product recalls. Notwithstanding these voluntary actions, the FDA may take enforcement action against the Company, which could include administrative action, civil enforcement by means of judicial proceedings and criminal prosecution of the Company or individuals.

As previously disclosed, the Board has appointed a Special Committee of the Board (the “Special Committee”) in response to the initiation of a series of putative class action shareholder lawsuits alleging violations of the federal securities laws by the Company and certain individuals, the initiation of lawsuits alleging violations under the Employee Retirement Income Security Act (ERISA), as well as the receipt by the Company of an informal inquiry from the SEC. The Company, at the direction of the Special Committee, is fully cooperating in all governmental matters, including the SEC informal inquiry. The Company is also responding to requests for information from the Office of the United States Attorney for the Eastern District of Missouri and FDA representatives working with that office.
The Company is not aware whether, or the extent to which, any pending governmental investigations and/or litigation might result in the payment of fines or penalties or the imposition of operating restrictions on the Company’s business; however, if the Company is required to pay fines or penalties, the amount could be material. In addition, any governmental enforcement action could require the Company to operate under significant restrictions, place substantial burdens on management, hinder the Company’s ability to attract and retain qualified employees and/or cause the Company to incur significant costs. If the Company does not prevail in one or more pending lawsuits, the Company may be required to pay a significant amount of monetary damages. The Company expects to provide additional disclosure regarding the status of government investigations and litigation in subsequent SEC filings.
Current and Anticipated Liquidity Position
          Overview
The Company and its subsidiaries are primarily engaged in the development, acquisition, manufacture, marketing and sale of technologically distinguished branded and generic prescription pharmaceutical products. The primary source of revenue for the Company is the sale of its pharmaceutical products.
          Effect of Recent Voluntary Actions on Liquidity Position
As previously disclosed, the Company has voluntarily taken a number of significant steps in connection with the FDA’s inspectional activities. On December 23, 2008, the Company announced it had voluntarily suspended all shipments of all of its FDA approved drug products in tablet form and commenced a voluntary nationwide single production lot recall of one of its pain management drugs. In addition, effective January 22, 2009, the Company voluntarily suspended the manufacturing and shipment of the remainder of its products, other than three products it distributes but does not manufacture which do not generate a material amount of revenue for the Company. At the same time, the Company initiated a nationwide recall affecting most of the Company’s products. The recall was subsequently expanded on February 3, 2009. As part of its response to the FDA’s inspectional activities, the Company on January 30, 2009 elected to voluntarily dispose of its existing inventory of products and certain raw materials.
The Company’s voluntary actions have had, and are expected to continue to have, a material adverse effect on the Company’s liquidity position. The Company does not expect to generate material revenues until it can resume shipping some or all of its products. In the meantime, the Company must meet ongoing operating costs related to its employees and facilities.
In addition to the loss of revenue, the suspension of shipment exposes the Company to possible claims for certain additional costs. Pursuant to arrangements between the Company and certain of its customers, such customers, despite the formal discontinuation action by the Company of its products, may attempt to assert that the Company should compensate such customers for any additional costs they incur for procuring products the Company did not supply. The amount of such compensation is affected by the price of any replacement product. Following the Company’s suspension of shipments, the price of certain products increased significantly, thereby potentially increasing the amount of any such compensation the Company’s customers may request. While the Company has not determined the amount, if any, of any liability it may face with respect to any obligation to compensate customers for the cost of replacement product, the Company expects such liability, if any claims are asserted and determined to be meritorious, could have a material adverse effect on its liquidity position.

The Company is also exposed to significant costs as a result of the ongoing recall. In addition, the disposal of the Company’s inventory constitutes the loss of an asset at a cost expected to be between approximately $55 million and $65 million.
As previously disclosed, the Company is discussing with the FDA a process for returning its products to market. To that end, the Company is working with Lachman Consultants, a third-party consulting group, to enhance its quality systems and its compliance with cGMP regulations. The Company is unable to estimate at this time when it anticipates it will resume shipping some or all of its products. Any process for resuming manufacturing will likely entail significant costs.
          Current Cash Position and Near-Term Cash Requirements
The financial information discussed herein is preliminary and has not been finalized by the Company. It is based on information available to management at the date of this filing, and could change materially when the Company reports its unaudited financial results for the quarters ended September 30, 2008 and December 31, 2008 and its audited financial results for the fiscal year ended March 31, 2009.
The following table sets forth the Company’s cash position since June 30, 2008, the last period for which the Company filed financial statements with the SEC (in millions):

	June 30, 2008	December 31, 2008	January 31, 2009	February 24, 2009
Consolidated cash and cash equivalents	$94.2	$167.4	$152.6	$102.8
Consolidated marketable securities	40.9	—	—	—

Total	$135.1	$167.4	$152.6	$102.8

The Company sold its marketable securities during the quarter ended December 31, 2008, the proceeds from which are reflected in the balance of cash and cash equivalents at December 31, 2008.
As previously disclosed, the Company was a party to a credit agreement with ten lenders that provided for a revolving line of credit of up to $320 million and had a five-year term expiring in June 2011. As of February 20, 2009, the Company had borrowings under the revolving line of credit of approximately $30 million. In addition, as of the same date, the Company had certain letters of credit outstanding totaling approximately $5.4 million. On February 20, 2009, the Company repaid the outstanding borrowings of approximately $30 million in full. The lenders subsequently notified the Company that the credit agreement had been terminated. The Company intends to deposit approximately $6 million with Bank of America to support certain letters of credit that remain outstanding.
In May 2003, as previously disclosed, the Company issued $200 million principal amount of 2.5% Contingent Convertible Subordinated Notes that mature on May 16, 2033 (the “Notes”) which, under certain circumstances, may be converted into shares of the Company’s Class A Common Stock. Since May 21, 2006, the Company has had the option to redeem some or all of the Notes at any time, at a redemption price, payable in cash, of 100% of the principal amount of the Notes, plus accrued and unpaid interest (including contingent interest, if any) to the date of redemption. At this time, the Company is not aware that it is not in compliance with the covenants included in the indenture that governs the Notes.
In March 2006, as previously disclosed, the Company entered into a $43 million mortgage loan arrangement with one of its primary lenders. The mortgage loan, which is secured by the Company’s interest in certain real properties, bears interest at a rate of 5.91% and matures on April 1, 2021. The Company is current in all its financial payment obligations under the mortgage loan arrangement. However, because of, among other things, the events described above, the Company believes it is reasonably likely that the Company is not in compliance with one or more of the requirements of the mortgage loan documentation. Failure by the Company to remedy such noncompliance (if any) or to otherwise receive a waiver from the lender for such noncompliance (if any) could result, among other things, in the Company’s outstanding obligations with respect to the mortgage loan accelerating and immediately becoming due and payable.
The Company is a party to additional financing arrangements, all of which have been previously disclosed, such as a financing arrangement with St. Louis County, Missouri related to expansion of the Company’s operations in St. Louis County. At this time, the Company is not aware that it is not in compliance with any covenants or other obligations related to such financing arrangements.

As previously disclosed, the Company is in the process of implementing significant cost savings measures to mitigate the financial impact of the Company’s actions with respect to the manufacturing and shipment of its products. Such measures include a substantial reduction of the Company’s workforce, which commenced on February 5, 2009, and an ongoing realignment of the Company’s cost structure. The Company expects to realign and restructure the sales force for its Ther-Rx subsidiary, and, in connection therewith, expects to significantly reduce the number of sales employees. As a result of such measures, the Company expects to reduce its employee headcount from approximately 1,700 on December 31, 2008 to approximately 690 on March 15, 2009. The Company also expects to reduce average monthly operating costs to approximately $17.9 million for fiscal year 2010 (which commences on April 1, 2009), as compared to average monthly operating costs of approximately $29 million for fiscal year 2008. The Company expects to provide additional disclosure regarding cost savings measures in subsequent SEC filings.
          Ability to Meet Near-Term Obligations; Long-Term Effect on Financial Position
The Company currently believes that, if it is able to implement significant cost savings, return some or all of its products to market in a timely fashion and obtain additional capital (as discussed below), the Company may have adequate cash to meet near-term obligations, including normal course operating cash requirements, as well as the significant costs, such as legal and consulting fees, associated with the voluntarily steps taken by the Company in connection with the FDA’s inspectional activities, the Special Committee investigation and the Audit Committee investigation. However, the Company cannot provide any assurance that significant cost savings can be realized, that some or all of the Company’s products can be returned to the market in a timely fashion or that the Company can obtain additional capital (as more fully discussed below).
The voluntary steps taken by the Company in connection with the FDA’s inspectional activities described herein have had, and are expected to continue to have, a material adverse effect on the Company’s results of operations. In addition, an adverse outcome with respect to any of the governmental investigations or litigation described herein is likely to have a material adverse effect on the Company’s results of operations. The Company is therefore unable at this time to forecast the long-term effect on its financial position of any significant delays in returning the Company’s products to market, including loss of market share as a result of the suspension of shipments. The Company expects to provide additional disclosure regarding its financial position in subsequent SEC filings.
          Efforts to Increase Cash
The Company is currently considering retaining one or more financial advisors in connection with pursuing alternatives to enable the Company to meet its obligations and raise additional cash.
The Company’s ability to obtain capital has been and continues to be materially and negatively affected by a number of factors. The recent turmoil in the credit markets, market volatility, the deterioration in the soundness of certain financial institutions and general adverse economic conditions have caused the cost of prospective debt financings to increase considerably. These circumstances have materially adversely affected liquidity in the financial markets, making terms for certain financings unattractive, and in some cases have resulted in the unavailability of financing. The Company also anticipates that the uncertainty created by the ongoing governmental investigations, the voluntary steps taken by the Company in connection with the FDA’s inspectional activities and the pending litigation will affect the Company’s ability to obtain capital. In light of the current and evolving credit market crisis and the uncertainty created by the ongoing governmental investigations and litigation, the Company may not be able to obtain additional capital. Even if the Company is able to obtain capital under these circumstances, the cost to the Company will likely be high and the terms and conditions are likely to be onerous.
For example, if the Company were to attempt to obtain additional financing or issue debt securities, the interest rates would likely be very high, resulting in substantial interest expense to the Company. In addition, if the Company were to issue equity securities, such securities would be priced at or below current market prices, which are severely depressed. As a result, sales of equity securities at or below current market prices would likely result in substantial dilution for current shareholders who purchased the Company’s equity securities at or above current market prices.

The Company is also pursuing other initiatives to increase cash, such as monetizing certain auction rate securities (“ARS”) held by the Company. However, with the liquidity issues experienced in global credit and capital markets, the ARS experienced failed auctions beginning in February 2008. Given the failed auctions, the ARS will continue to be illiquid until there is a successful auction for them. As a result, a sale at this time may result in proceeds substantially below face value. The Company cannot predict how long the current imbalance in the auction rate market will continue and is considering all of its alternatives. On February 25, 2009, the Company initiated legal action against the broker through which the Company acquired the ARS. The estimated fair value of the ARS holdings at September 30, 2008 was $80.8 million, as compared to a principal amount of $83.5 million as of the same date. Subsequent to this date, one of the Company’s banks purchased $10 million in principal amount of the Company’s ARS for $10 million in cash. At December 31, 2008, the Company held $72.8 million in principal amount of ARS.
The Company expects to consider a range of other alternatives, including sales or licensing of assets or similar arrangements to enable the Company to meet its obligations and to raise additional cash. However, the Company cannot provide any assurance that such efforts will be successful.
Cautionary Note Regarding Forward-looking Statements
This Current Report on Form 8-K contains various forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995 (“PSLRA”) and which may be based on or include assumptions concerning the Company’s operations, future results and prospects. Such statements may be identified by the use of words like “plan,” “expect,” “aim,” “believe,” “project,” “anticipate,” “commit,” “intend,” “estimate,” “will,” “should,” “could” and other expressions that indicate future events and trends.
All statements that address expectations or projections about the future, including without limitation, product development, product launches, regulatory approvals, market position, acquisitions, revenues, expenditures, resumption of manufacturing and distribution of products and the impact of the recall and suspension of shipments on revenues, and other financial results, are forward-looking statements.
All forward-looking statements are based on current expectations and are subject to risk and uncertainties. In connection with the “safe harbor” provisions, the Company provides the following cautionary statements identifying important economic, political and technological factors, which among others, could cause actual results or events to differ materially from those set forth or implied by the forward-looking statements and related assumptions.
Such factors include (but are not limited to) the following:
(1)	changes in the current and future business environment, including interest rates and capital and consumer spending;

(2)	the difficulty of predicting FDA approvals, including timing, and that any period of exclusivity may not be realized;

(3)	acceptance and demand for new pharmaceutical products;

(4)	the introduction and impact of competitive products and pricing, including as a result of so-called authorized-generic drugs;

(5)	new product development and launch, including the possibility that any product launch may be delayed or that product acceptance may be less than anticipated;

(6)	reliance on key strategic alliances;

(7)	the availability of raw materials and/or products manufactured for the Company under contract manufacturing arrangements with third parties;

(8)	the regulatory environment, including regulatory agency and judicial actions and changes in applicable law or regulations;

(9)	fluctuations in revenues;

(10)	the difficulty of predicting international regulatory approval, including timing;

(11)	the difficulty of predicting the pattern of inventory movements by the Company’s customers;

(12)	the impact of competitive response to the Company’s sales, marketing and strategic efforts, including the introduction or potential introduction of generic or competing products against products sold by the Company and its subsidiaries;

(13)	risks that the Company may not ultimately prevail in litigation, including challenges to the Company’s intellectual property rights by actual or potential competitors or to the Company’s ability to market generic products due to brand company patents and challenges to other companies’ introduction or potential introduction of generic or competing products by third parties against products sold by the Company or its subsidiaries including without limitation the litigation and claims referred to in Note 16 of the Notes to the Consolidated Financial Statements in the Company’s Form 10-Q for the quarter ended June 30, 2008;

(14)	the possibility that the Company’s current estimates of the financial effect of certain announced product recalls could prove to be incorrect;

(15)	whether any product recalls or product introductions result in litigation, agency action or material damages;

(16)	the possibility that the findings of the Audit Committee inquiry referenced in the Company’s Form 10-Q for the quarter ended June 30, 2008, Form 12b-25 filed with the SEC on November 13, 2008, Form 12b-25 filed with the SEC on February 2, 2009, as well as certain other of the Company’s SEC filings could have a material impact on the Company’s financial results;

(17)	the satisfaction or waiver of the other closing conditions in the previously disclosed Gestiva™ acquisition agreement;

(18)	the possibility that the auction rate securities held by the Company may not return to liquidity at their face value or at all;

(19)	the Company’s voluntary suspension of the production and shipment of substantially all of the products that the Company manufactures and the related nationwide recall affecting substantially all of the products that the Company manufactures as well as the expected material adverse effect on the Company’s revenue, assets and liquidity and capital resources, all as more fully described in the Company’s Form 8-K filed with the SEC on January 26, 2009;

(20)	the series of putative class action lawsuits alleging violations of the federal securities laws by the Company and certain individuals, all as more fully described in the Company’s Form 8-K filed with the SEC on January 26, 2009;

(21)	the informal inquiry initiated by the SEC and any related or additional governmental investigative or enforcement proceedings, including actions by the FDA and the U.S. Department of Justice, all as more fully described in the Company’s Form 8-K filed with the SEC on January 26, 2009;

(22)	delays in returning the Company’s products to market, including loss of market share as a result of the suspension of shipments, and related costs; and

(23)	the risks detailed from time-to-time in the Company’s filings with the SEC.
This discussion is not exhaustive, but is designed to highlight important factors that may impact the Company’s forward-looking statements. The Company is under no obligation to update any of the forward-looking statements after the date of this Current Report on Form 8-K. All forward-looking statements attributable to the Company are expressly qualified in their entirety by the cautionary statements in this “Cautionary Note Regarding Forward-looking Statements” and the risk factors that are included under the heading “Item 1A—Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended March 31, 2008, as supplemented by the Company’s subsequent SEC filings.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
K-V Pharmaceutical Company

By:	/s/ Ronald J. Kanterman
Ronald J. Kanterman
Vice President, Chief Financial Officer and Treasurer

Date: February 25, 2009